Exhibit 99.1

Montgomery, Alabama 36116	NEWS RELEASE Telephone 334-288-3900

FINANCIAL CONTACT:	MEDIA CONTACT:
Stephen G. Rutledge Senior Vice President, CFO and Chief Investment Officer (334) 613-4500	David Rickey Vice President – Public Relations (334) 613-4034

ALFA CORPORATION TO DELAY EARNINGS RELEASE

Montgomery, Alabama (July 20, 2006) — Alfa Corporation (NASDAQ:ALFA) today announced that it will delay its second quarter earnings release and investor conference call, previously scheduled for 10:30 a.m. (ET) July 21, 2006. The release is being delayed in order to allow the Company adequate time to fully investigate what it believes is an isolated incident of misconduct by one of its agents. Alfa currently expects to file the Company’s Form 10-Q for the quarter ended June 30, 2006, on or before its due date of August 9, 2006. The company also plans to release earnings concurrently with such filing. Once that date is finalized, Alfa will schedule an investor conference call to discuss the financial results for the period.

Excluding any possible impact from this event, the Company was prepared to announce solid operating earnings for the second quarter of approximately $28 million or $0.34 per diluted share. The company will issue a release with full details of second quarter results at a later date.

As a result of its ongoing operating controls and procedures, evidence was recently discovered, suggesting irregularities in certain loan transactions within Alfa Financial Corporation, a wholly owned subsidiary of the Company. This misconduct appears to be limited to the acts of a single person. Upon discovering these irregularities, management initiated an internal investigation with the assistance of special legal counsel, as well as an outside forensic accountant. The Chairman of the Audit Committee and the Company’s independent auditors were notified. At this time the Company has not determined the financial impact of these irregularities, the extent to which they will be covered by insurance or will be recoverable in a civil action. The entire outstanding loan portfolio originated by this agent is $6,200,000.

Alfa’s Chairman, President and Chief Executive Officer, Jerry A. Newby, said, “We are committed to meeting the highest standards in all aspects of our business and are taking this situation extremely seriously. While this event is unfortunate, it will not have a material impact on our financial position. The timing of the discovery prevented us from completing the review of our quarterly earnings to meet the scheduled release date. I want to assure our stockholders that we are working diligently, along with outside experts, to investigate this event.”

Alfa Corporation is engaged in insurance and financial activities through its subsidiaries. The common stock of Alfa Corporation is traded on the NASDAQ Stock Market’s Global Select Market under the symbol ALFA.

Investors are cautioned that statements in this press release which relate to the future are, by their nature, uncertain and dependent upon numerous contingencies – including political, economic, regulatory, climatic, competitive, legal, and technological – any of which could cause actual results and events to differ materially from those indicated in such forward-looking statements. Additional information regarding these and other risk factors and uncertainties may be found in Alfa Corporation’s filings with the Securities and Exchange Commission.

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